Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 24th day of August, 2004, by and between International Securities Exchange, Inc., a Delaware corporation (“ISE”), and MICHAEL J. SIMON (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is currently serving as Senior Vice President, Legal & Regulatory; General Counsel, Secretary and Chief Regulatory Officer of ISE; and

WHEREAS, ISE is taking such steps as are necessary to offer shares of its common stock for sale in the United States pursuant to an initial public offering (an “IPO”), and ISE desires to continue to employ the Executive as its Senior Vice President, Legal & Regulatory; General Counsel, Secretary and Chief Regulatory Officer, and wishes to acquire and be assured of his services subsequent to the IPO on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to continue to be employed by ISE as Senior Vice President, Legal & Regulatory; General Counsel, Secretary and Chief Regulatory Officer, and to perform and to serve ISE on the terms and conditions hereinafter set forth subsequent to the IPO;

NOW THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, ISE and the Executive hereby agree as follows:

1.	EMPLOYMENT.

(a) ISE hereby employs the Executive to continue serving as a full time employee of ISE, and the Executive hereby accepts such employment with ISE, during the Employment Term as defined in Section 2 hereof. The Executive shall continue to be employed as ISE’s Senior Vice President, Legal & Regulatory; General Counsel, Secretary and Chief Regulatory Officer, and shall faithfully and competently perform such duties in such manner as ISE may from time to time reasonably direct. The Executive shall report to the President and Chief Executive Officer and shall have overall senior executive responsibility for ISE’s Legal, Regulatory, Internal Audit and Non-Core Corporate Initiatives functions, and shall perform such other responsibilities and duties as may be reasonably assigned to him from time to time by the Chief Executive Officer or the Board of Directors of ISE (the “Board”).

(b) Except as otherwise may be approved in advance by the Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other incapacity, the Executive shall devote his full time efforts throughout the Employment Term to the services required of him hereunder. The Executive shall render his services exclusively to ISE during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of ISE in a manner consistent with the duties of his position. The Executive shall observe and comply with ISE’s rules and regulations regarding the performance of his duties and shall carry out and perform all reasonable orders, directions, and policies given to him. The Executive shall at all times carry out the duties assigned to him in a loyal, trustworthy and businesslike manner.

(c) The Executive’s principal place of employment shall be at ISE headquarters in New York, New York, or at such other location as shall be mutually acceptable to the Executive and ISE.

(d) The Executive affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Executive’s acceptance of employment hereunder, the employment of the Executive by ISE, or the Executive’s undertakings under this Agreement.

2.	TERM.

Unless earlier terminated as provided in this Agreement, the term of the Executive’s employment under this Agreement shall commence on the date of the closing of an IPO (the “Commencement Date”), and shall continue until December 31, 2007 (the “Initial Term”); provided, however, that this Agreement shall be extended automatically at the end of the Initial Term for a one (1) year term and thereafter for successive one (1) year terms, provided that neither party has advised the other in writing in accordance with Section 9(c) at least one hundred twenty (120) days prior to the end of the then current term of employment that such term of employment will not be extended for an additional one (1) year term. The Initial Term and each successive one (1) year term (if any) shall be referred to herein as the “Employment Term”.

3.	SALARY, BONUSES AND BENEFITS.

(a) Salary. In consideration of the services of the Executive rendered to ISE hereunder, ISE shall pay the Executive an initial base salary at an annual rate of three hundred eighty five thousand dollars ($385,000.00), effective as of the later of the Commencement Date and January 1, 2005, which shall be evaluated annually by the Chief Executive Officer and increased by an amount that is not less than three percent (3%) of the then current base salary on each anniversary of the Commencement Date; provided, however, that in no event shall any increase result in payment to the Executive of a base salary that would not be fully tax deductible by ISE under Section 162(m) of the Internal Revenue Code, as the same may be amended from time to time (the “Code”). The initial base salary and any subsequent increases shall be referred to herein as the “Base Salary.” The Base Salary shall be payable in regular intervals in accordance with ISE’s payroll practices.

(b) Discretionary Bonuses. ISE may pay to the Executive such discretionary bonuses (each, an “Annual Bonus”) as the Compensation Committee deems appropriate, under such plans, programs or arrangements as the Compensation Committee deems appropriate, based on the achievement by ISE and the Executive of such performance objectives as may be established on an annual basis by the Compensation Committee or other committee of the Board as a part of the budget review process. The performance objectives shall be determined by the Compensation Committee or such other committee not later than ninety (90) days following the commencement of the calendar year for which the Annual Bonus will be payable. Any Annual

Bonus awarded to the Executive pursuant to this Section 3(b) may be paid in cash pursuant to the International Securities Exchange, Inc. Senior Executive Annual Bonus Plan, and/or in restricted stock, options or other non-cash compensation pursuant to the International Securities Exchange, Inc. Omnibus Stock Plan; provided, however, that any non-cash Annual Bonus, absent agreement by the Executive otherwise, shall be paid without being subject to any vesting or similar limitation.

(c) Long Term Incentives. The Executive shall be eligible to participate in the International Securities Exchange, Inc. Omnibus Stock Plan pursuant to the terms and conditions of the plan, as the same may be amended from time to time, subject to the following:

(i) On the Commencement Date, the Executive shall receive a single grant with a total dollar value at the time of the grant of five hundred thousand dollars ($500,000), to cover both the year in which the Commencement Date occurs and the year following, to vest as detailed in Section 3(c)(ii), below. The grant shall consist of restricted stock (the “Restricted Stock”) and stock options on ISE’s common stock (the “Options”), in the following proportions:

A. sixty-six percent (66%) of the total dollar value shall be awarded in the form of Restricted Stock and shall be priced at the IPO price, and

B. thirty-four percent (34%) of the total dollar value shall be awarded in the form of Stock Options and shall be exercisable at the IPO price and valued in a manner consistent with that used by ISE for its books and records.

(ii) The Restricted Stock and the Options granted pursuant to Section 3(c)(i) shall vest proportionally according to the following schedule:

Vesting Date	Cumulative Percentage Vested
1st anniversary of calendar end following the Commencement Date	15%
2nd anniversary of calendar end following the Commencement Date	45%
3rd anniversary of calendar end following the Commencement Date	100%

(d) Other Employee Benefits. During the Employment Term, the Executive shall be eligible to participate in all benefit plans and programs outlined in the then current ISE Employee Handbook and such other benefits as are customarily provided to senior executives of ISE, including any cash and deferred benefit plans that may be adopted. These benefit plans and programs may include: a 401(k) plan, group health plans, paid vacation and sick leave, basic life insurance and short-term and long-term disability insurance, and such other employee welfare plans as ISE may maintain from time to time during the Employment Term. The Executive shall also be covered by ISE’s Directors and Officers Liability Insurance.

(e) Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder in accordance with ISE’s policies that may be applicable to senior executives during the Employment Term.

(f) Withholdings and Deductions. The payment of the Base Salary and any Annual Bonus or other compensation hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such deductions as may be required under ISE’s employee benefit plans.

4.	DUTY OF LOYALTY.

(a) Acknowledgments. The Executive acknowledges that:

(i) His employment by ISE has given him access to substantial confidential and proprietary information and trade secrets of ISE and other information not readily available to the public.

(ii) The services performed by the Executive on behalf of ISE are of a special, unique, unusual, extraordinary and intellectual character.

(b) Protection of Confidential Information.

(i) The Executive recognizes that ISE is engaged in a continuous program of research and development relating to its business opportunities, market forecasting, data processing, operating procedures, products, methods, systems, techniques, machinery, tooling, designs, specifications, processes, “know how” and trade secrets, and that ISE has developed information regarding costs, profits, markets, products, customer/member lists and plans for present and future development and expansion into new markets, as well as other proprietary information, all of which is secret and confidential in nature and is not available to the public and which gives ISE a special competence in its various fields of endeavor and has been acquired or developed at considerable expense to ISE (collectively referred to as “Confidential Information”). Confidential Information shall not include any information that (A) has become public knowledge due to a means other than the Executive’s improper disclosure, or (B) is approved for release by written authorization of the Board.

(ii) The Executive acknowledges that a relationship of confidence and trust has been developed between him and ISE with respect to Confidential Information made known to him during his employment with ISE.

(iii) The Executive shall not use any Confidential Information for his own benefit or for the benefit of any other person, firm, corporation, association or other entity, for any reason or purpose whatsoever, and he shall not disclose, either directly or indirectly, under any circumstances, at any time, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever except in connection with the performance of his duties on behalf of ISE. However, the Executive will not be deemed to be in breach of this obligation if he discloses Confidential Information pursuant to a validly issued subpoena or court order, as long as (A) he promptly gives written notice to ISE of the request or demand for such disclosure; and (B) ISE is afforded the right to participate at its own expense in objecting to or limiting the nature and scope of such disclosure.

(iv) At any time upon the request of ISE, the Executive will deliver to ISE all Confidential Information in tangible form and all other documents and data of any nature containing any Confidential Information that are in his direct or indirect possession or under his direct or indirect control.

(v) The Executive represents and agrees that he will not enter into any agreement either written or oral in conflict with this Section 4.

(c) Non-Competition.

(i) During the Restricted Period (as that term is defined in Section 4(e) below), the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee or otherwise, or through any person:

(ii) direct, manage, work for, aid, assist or consult with any person, company or other entity that is a Competitor of, or in Competition with, ISE;

(iii) knowingly, or knowingly attempt to or assist any other person in attempting to, do any of the following as it relates to the Business of ISE (as defined in Section 4(e)(ii)):

A. encourage any customer, client, supplier or other business relationship of ISE to terminate or alter such relationship, whether contractual or otherwise, written or oral, with ISE;

B. encourage any prospective customer or supplier not to enter into a business relationship with ISE; or

C. impair or attempt to impair any relationship, contractual or otherwise, written or oral, between ISE and any customer, supplier or other business relationship.

(iv) Notwithstanding the foregoing, nothing in this Section 4 shall preclude the Executive from making passive investments of less than five percent (5%) of a class of securities of any business enterprise.

(v) The Executive acknowledges and agrees that: (A) his engaging in any of the activities prohibited by this Section 4(c) will materially impair the Business of ISE; (B) the provisions of this Section 4(c) are necessary to protect the Business of ISE and will not restrict his ability to secure meaningful employment opportunities following any termination of his employment; and

(C) full and adequate consideration for the above has been provided to the Executive by ISE.

(d) Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee or otherwise, or through any person:

(i) knowingly, nor shall the Executive knowingly attempt to or assist any other person in attempting to, Employ or engage or solicit for Employment any person who is then, or at any time during the one hundred eighty (180) day-period prior thereto was, a director or officer, employee, consultant, agent or independent contractor of ISE or otherwise provided services to ISE in a similar capacity, or encourage any such person to terminate such relationship with ISE, without the express written consent of the Board; or

(ii) solicit, pursue, call upon or take away, either for himself or for the benefit of any other person or entity, any of the customers of ISE upon whom he called or with whom he became acquainted during his employment with ISE as it relates to the Business of ISE.

(e) Definitions.

(i) “Affiliate” or “Affiliates” shall mean any person, corporation or other entity directly or indirectly under the common control of or controlling ISE. For the purposes of this definition, “control” when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the protections and restrictions inuring to the benefit of ISE as set forth in this Section 4, references to “ISE” shall include any Affiliate of ISE.

(ii) “Business of ISE” shall mean the activities related to operation of electronic exchanges for the trading of securities and/or derivatives thereon.

(iii) “Competitor” shall mean any entity or person (exchange, ECN, ATS, etc.) that is electronically trading products, or is in the process of developing to trade products, that ISE is trading, or in the process of developing to trade, as of the date of Termination (as defined in Section 5(a)). The terms “Competition,” “Competitive” and “Compete” have meanings correlative to the foregoing.

(iv) “Employment” shall include the employment, retention or engagement of the Executive, or of another person by the Executive, as an employee, consultant, agent or independent contractor or in a similar capacity. “Employ” shall have a correlative meaning.

(v) “Restricted Period” shall mean the period beginning on the date the Executive ceases to be employed by ISE, regardless of the reason for such cessation, and continuing for a period of twenty-four (24) months; provided, however, that in the event that ISE gives the Executive notice of its intent not to extend any Employment Term under Section 2 of this Agreement, the Restricted Period shall be the period beginning on the first day the Executive commences receiving payments under Section 6(d)(i) and continuing for a period of twelve (12) months thereafter.

(f) Duty to Disclose. The Executive will inform ISE in writing of any offer of employment or engagement that he receives during his employment with ISE or during the Restricted Period from a Competitor, or any person or entity who might reasonably be viewed to be a Competitor, prior to accepting such offer. Without limiting the foregoing, if the Executive seeks employment with a company that has several divisions, only certain of which are Competitive with ISE, and the Executive seeks employment with such non-competitive division, the Executive may accept such employment, provided that ISE is informed in writing of the offer in accordance with the preceding sentence and the new employer is informed of the restrictions and obligations set forth herein.

(g) Reasonableness of Restrictions. The Executive represents that his experience, capabilities and circumstances are such that the provisions of this Section 4 will not prevent him from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 4 are reasonable in duration, geographic area and scope and are properly required for the adequate protection of the Business of ISE. It is understood and agreed that the covenants made by the Executive in this Section 4 shall survive the termination of the Executive’s employment with ISE.

(h) Injunctive Relief. The Executive acknowledges and agrees that any remedy at law for any breach or threatened breach of the provisions of this Section 4 would be inadequate and, therefore, agrees that ISE shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting ISE from pursuing any other rights and remedies available for any such breach or threatened breach.

5.	TERMINATION.

(a) The Executive’s employment hereunder may be terminated upon the occurrence of any of the following (any such termination, a “Termination”):

(i) the death of the Executive;

(ii) termination by ISE because of the Executive’s inability to perform his duties because of a Disability (as hereinafter defined);

(iii) termination by the Executive at any time for any reason whatsoever (including, without limitation, resignation or retirement) other than for Good Reason (as hereinafter defined);

(iv) termination by ISE at any time for Cause (as hereinafter defined);

(v) termination (A) by ISE without Cause, or (B) by the Executive for Good Reason; and

(vi) termination by either ISE or the Executive due to notice of intent not to extend the Employment Term in accordance with Section 2(a).

(b) The following terms shall have the following meanings:

(i) “Cause” shall mean the Executive’s: (A) being indicted for or formally charged with, or convicted of, including any plea of no contest to, any felony, (B) commission of any act of moral turpitude involving or impacting ISE and/or its Affiliates (as defined in Section 4(e)(i), above), (C) failure to obey the reasonable and lawful orders of the Board, or (D) gross negligence in the performance of, or willful disregard of, his obligations hereunder; provided, however, that no termination for Cause pursuant to clauses (C) or (D) shall be effective unless and until the following process has been completed: (w) ISE has given the Executive notice of the reasons for the termination for Cause and at least fifteen (15) days in which to cure the reasons stated, (x) the Executive has failed to cure, (y) the Executive is given an opportunity to be heard before the full Board, and (z) the Executive’s termination for Cause is approved by a unanimous vote of all non-industry members of the Board, and provided, further, that no termination due to an indictment or formal charge under clause (A) shall be effective unless and until the Executive is provided with the opportunities and rights set forth in clauses (y) and (z).

(ii) “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with ISE as defined by any long-term disability plan maintained by ISE.

(iii) “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent: (A) a material diminution in the Executive’s compensation and benefits (in the aggregate) as provided herein, or (B) material diminution of the Executive’s responsibilities or authority hereunder; provided, however, that no termination by the Executive for Good Reason shall be effective unless and until the Executive has given ISE notice of the reasons for the termination for Good Reason and has given ISE at least fifteen (15) days in which to remedy the reasons stated, and ISE has failed to do so.

6.	TERMINATION PAYMENTS.

(a) Termination Due to Death or Disability. In the event of a Termination due to the Executive’s death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(i) payment of his Base Salary at the rate in effect at the time of Termination until the date of death or Disability;

(ii) any Annual Bonus awarded but not yet paid, payable at such time as ISE pays annual bonuses to similarly situated executives;

(iii) any Annual Bonus that would have been payable with respect to the year in which Termination occurs in the absence of the Executive’s death or Disability, pro-rated for the period the Executive actually worked prior to his death or Disability and payable at such time as ISE pays annual bonuses to similarly situated executives;

(iv) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(v) reimbursement of expenses incurred but not paid prior to such Termination; and

(vi) such rights to other benefits as may be provided in applicable plans and programs of ISE, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.

(b) Termination for Cause or Without Good Reason. In the event that ISE terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(i) payment of his Base Salary at the rate in effect at the time of his Termination through the date of Termination of employment;

(ii) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(iii) reimbursement of expenses incurred but not paid prior to such Termination; and

(iv) such rights to other benefits as may be provided in applicable plans and programs of ISE, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

(c) Termination Without Cause or for Good Reason. In the event ISE terminates the Executive’s employment hereunder without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

(i) payment of his Base Salary in effect at the time of Termination for a period of twenty-four (24) months following the effective date of Termination through ISE’s regular payroll;

(ii) payment of an amount equal to two (2) times the average of any Annual Bonuses paid to the Executive in the two (2) full years preceding his Termination, provided that if the Executive fails to receive a bonus in either or both of the preceding two (2) years, the amount that is used for purposes of such calculation shall be zero in any such year, payable in two (2) equal installments at such times as ISE pays annual bonuses to similarly situated executives;

(iii) any Annual Bonus awarded but not yet paid, payable at such time as ISE pays annual bonuses to similarly situated executives;

(iv) any Annual Bonus that would have been payable with respect to the year in which Termination occurs in the absence of the Executive’s Termination, pro-rated for the period the Executive actually worked prior to his Termination and payable at such time as ISE pays annual bonuses to similarly situated executives;

(v) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(vi) reimbursement of expenses incurred but not paid prior to such Termination; and

(vii) continuation of participation in ISE’s group medical, dental and life insurance plans or, if such coverage is unavailable, under substantially equivalent plans, in either case in a manner that is tax neutral to the Executive, until the earlier of twenty-four (24) months from the date of Termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following Termination.

(d) Expiration of Term. In the event that the Executive’s employment is terminated by reason of the expiration of any Employment Term as a result of ISE giving notice of its intention not to extend any Employment Term under Section 2 of this Agreement, the Executive shall be entitled, in lieu of any other compensation whatsoever, to:

(i) payment of his Base Salary in effect at the time of Termination for a period of twelve (12) months through ISE’s regular payroll, commencing on the first day following the final day of the Employment Term;

(ii) any Annual Bonus awarded but not yet paid, payable at such time as ISE pays annual bonuses to similarly situated executives;

(iii) any Annual Bonus that would have been payable with respect to the year in which Termination occurs in the absence of the expiration of the Employment Term, pro-rated for the period the Executive actually worked prior to expiration and payable at such time as ISE pays annual bonuses to similarly situated executives;

(iv) any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(v) reimbursement of expenses incurred but not paid prior to such Termination; and

(vi) such rights to other benefits as may be provided in applicable plans and programs of ISE, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

In the event that either party gives notice to the other party of his or its intention not to extend the then current Employment Term for an additional Employment Term, ISE shall have the option of discontinuing the Executive’s services hereunder at any time after either party has given such notice, subject to the following: (x) any such discontinuation shall not exceed one hundred twenty (120) days; (y) ISE shall continue to pay the Executive’s Base Salary and to continue his participation in ISE’s benefit plans and programs for the balance of the Employment Term; and (z) no such discontinuation shall constitute Good Reason for the Executive’s termination of his employment.

(e) Non-Duplication of Benefits. Notwithstanding the foregoing, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 6 or Section 7, nor shall anything in this Agreement require ISE to make any payment or to provide any benefit to the Executive that ISE is otherwise required to provide under any other contract, agreement or arrangement.

(f) General Release. No payments or benefits payable to the Executive upon the Termination of his employment pursuant to this Section 6 or Section 7 shall be made to the Executive unless and until the Executive executes a general release in favor of ISE in a form satisfactory to ISE and such general release becomes effective pursuant to its terms.

7.	CHANGE IN CONTROL.

(a) “Change in Control” shall have the meaning set forth in the Nonqualified Stock Option Agreement pursuant to the International Securities Exchange, Inc. Omnibus Stock Plan.

(b) Termination by ISE Without Cause or by the Executive for Good Reason After a Change in Control. If within eighteen (18) months following a Change in Control, the Executive’s employment is terminated by ISE without Cause or by the Executive for Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever under Section 6 or otherwise, to:

(i) payment of his Base Salary at the rate in effect at the time of his Termination through the date of Termination;

(ii) payment of his Base Salary in effect at the time of Termination for a period of thirty-six (36) months following the Termination through ISE’s regular payroll;

(iii) payment of an amount equal to the three (3) times the average of any Annual Bonuses paid to the Executive in the two (2) full years preceding his Termination, provided that if the Executive fails to receive a bonus in either or both of the preceding two (2) years, the amount that is used for purposes of such calculation shall be zero in any such year, and payable three (3) equal installments at such times as ISE pays annual bonuses to similarly situated executives;

(iv) any Annual Bonus awarded but not yet paid, payable at such time as ISE pays annual bonuses to similarly situated executives;

(v) reimbursement of expenses incurred but not paid prior to such Termination; and

(vi) continuation of participation in ISE’s group medical, dental and life insurance plans or, if such coverage is unavailable, under a substantially equivalent plan, in either case in a manner that is tax neutral to the Executive, until the earlier of thirty-six (36) months from the date of Termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following Termination.

(c) Special Reimbursement.

(i) If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change in Control pursuant to this Section 7, whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, arrangement or agreement with ISE, any Affiliate (as defined in Section 4(e)(i), above), any person, or otherwise (the “Total Payments”), will or would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), ISE shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon or in respect of the Total Payments and the Gross-Up Payments, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed thereon, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

(ii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,

A. the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by ISE and reasonably acceptable to the Executive (which opinion shall be provided to the Executive) such Total Payments (in whole or in part) (i) do not constitute parachute payments, including (without limitation) by reason of Section 280G(b)(4)(A) of the Code, (ii) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or (iii) are not, in the opinion of legal counsel, otherwise subject to the Excise Tax, and

B. the value of any non-cash benefits or any deferred payment or benefit shall be determined by ISE’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to ISE, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of Termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), ISE shall make an additional Gross-Up Payment in accordance with Section 7(c)(i) in respect of such excess Excise Tax (plus any interest, penalties or additions payable by the Executive with respect to such excess Excise Tax) at the time that the amount of such excess Excise Tax is finally determined. The Executive and ISE shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Total Payments.

(d) It is understood and agreed that if the Executive’s employment is terminated by ISE at any time after eighteen (18) months following a Change in Control, the provisions of Section 6 shall remain applicable to the exclusion of any provisions in this Section 7.

8.	DISPUTE RESOLUTION.

(a) Claims Covered. All disputes between the Executive and ISE relating in any manner whatsoever to the employment or termination of the employment of the Executive (“Arbitrable Claims”) shall be resolved by binding arbitration as set forth in this Section 8, except for disputes in connection with Section 4, which shall be brought in the federal or state courts located in New York County.

(b) Waiver of Right to Jury. BY ENTERING INTO THIS AGREEMENT, ISE AND THE EXECUTIVE EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT OR HE MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS.

(c) Arbitration Procedures.

(i) Governing Rules. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”), as supplemented by this Section 8. In the event of a conflict between the rules of the AAA and this Section 8, the provisions of this Section 8 shall prevail. Either party may bring an action in court to compel arbitration under this Section 8 and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim.

(ii) Commencement of the Arbitration Process. All requests for arbitration must be commenced in accordance with the applicable statute of limitations. To commence the arbitration process, the aggrieved party shall file a complaint with the AAA, with a copy to the other party.

(iii) Appointment of Arbitrator. The parties shall select a single neutral arbitrator from lists provided by the AAA of potential arbitrators, all of whom shall be former judges who have had experience with respect to employment disputes, who are actively involved in hearing private cases and who are resident in the Metropolitan New York area. If either party refuses or neglects to join in the appointment of the arbitrator or to furnish the arbitrator with any papers or information demanded, the arbitrator may be selected without such party’s participation and, thereafter, may proceed without such party’s participation.

(iv) Representation. Each party may be represented by an attorney or by any individual of his or its choice at any arbitration covered by this Section 8.

(v) Discovery. The parties shall be entitled to engage in discovery in the form of requests for documents, interrogatories, requests for admissions, physical and/or mental examinations and depositions, in accordance with and subject to the provisions of the Federal Rules of Civil Procedure. Any disputes concerning discovery shall be resolved by the arbitrator.

(vi) Motions. The arbitrator will have the authority to hear and decide motions dispositive of all or part of any Arbitrable Claim.

(vii) Method of Service. All notices, filings and pleadings required or permitted by this Section 8 and/or the AAA Rules shall be in writing to the AAA, with a copy to the other party given by first class mail, facsimile or overnight courier.

(viii) Hearings. All arbitration hearings under this Section 8 shall be conducted in New York, New York. The arbitrator shall select the time and place of the hearing and shall give each party written notice thereof at least sixty (60) days before the date of the hearing.

(ix) Award. The Arbitrator shall render his or her decision and award (the “Award”) based solely on the evidence presented, the applicable law and the provisions of this Section 8. The Award shall be in writing and signed and dated by the Arbitrator and shall contain express findings of fact (including findings on each issue raised by a party), the rationale for any grant of damages or relief and, as necessary to dispose of any issues of law, conclusions of law, discussions of legal authorities and the application of the law to the facts. The Award may be entered as a judgment in any court of competent jurisdiction.

(x) Fees and Costs. The party requesting the arbitration shall be responsible for paying any associated filing or administrative fees. All other arbitration costs shall be shared equally by ISE and the Executive; provided, however, that the Arbitrator shall have the authority to require that the legal fees of any party that substantially prevails in the arbitration proceeding, up to a maximum amount of one hundred fifty thousand dollars ($150,000.00), be paid by the non-prevailing party. With the exception of the foregoing clause, each party shall be responsible for the costs and fees of its or his counsel or other representative.

(d) Exclusive Remedy. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims and shall not be subject to review or appeal.

9.	MISCELLANEOUS.

(a) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, or legal representatives without ISE’s prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(b) Binding Effect. Without limiting or diminishing the effect of Section 9(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

(c) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person, sent by first class certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier, if to ISE, at ISE’s principal place of business, and if to the Executive, to his home address most recently filed with ISE, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

(d) Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 4 hereof is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 4 is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

(e) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(f) Entire Agreement; Modifications. Upon the Commencement Date, this Agreement shall constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, which shall cease to have any force or effect on and after the Commencement Date. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

(g) Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without regard to the conflict of laws principles thereof.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

(i) ACKNOWLEDGEMENT. The Executive represents and acknowledges the following:

(i) He has carefully read this Agreement in its entirety;

(ii) He understands the terms and conditions contained herein;

(iii) He has had the opportunity to review this Agreement with legal counsel of is own choosing, the fees for which he shall be reimbursed by ISE in the maximum amount of five thousand dollars ($5,000.00), and has not relied on any statements made by ISE or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(iv) He is entering into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, ISE and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

INTERNATIONAL SECURITIES EXCHANGE, INC.

By:	/S/ IVERS W. RILEY
Name: Title:	Ivers W. Riley Chairman

EXECUTIVE

/S/ MICHAEL J. SIMON
Michael J. Simon